Exhibit 10.55
FOURTH AMENDMENT TO LEASE
(EXPANSION & EXTENSION)
     This Fourth Amendment to Lease (the “Agreement”) is entered into as of July 15, 2009, by and between MISSION RIDGE ASSOCIATES LLC, a Delaware limited liability company (“Landlord”), and ENSIGN FACILITY SERVICES, INC., a Nevada corporation (“Tenant”), with respect to the following facts and circumstances:
     A. Landlord and Tenant are parties to that certain Office Lease dated as of August 28, 2003 (the “Original Office Lease”), as amended by a First Amendment to Lease Agreement dated January 15, 2004, a Second Amendment to Lease dated as of December 13, 2007, and a Third Amendment to Lease Agreement dated as of February 21, 2008 (collectively, with the Original Office Lease, the “Original Lease,” and together with this Agreement, the “Lease”) covering 20,719 rentable square feet located on the fourth (4th) floor (the “Existing Premises”) within the building commonly known as 27101 Puerta Real, Mission Viejo, California (the “Building”), and more particularly described in the Original Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease.
     B. Landlord and Tenant desire to amend the Original Lease to add additional space to the Existing Premises, to extend the Lease Term and to make other modifications on the terms and conditions provided herein.
     IT IS THEREFORE, agreed as follows:
     1. As used in this Agreement, the following terms have the following meanings:
          “Expansion Space” means a portion of the fourth (4th) floor of the Building, containing approximately 9,110 rentable square feet of area, and more particularly shown on Exhibit “A-1” attached hereto.
          “Expansion Space Commencement Date” shall mean the date upon which full execution and delivery of this Agreement occurs, which shall be evidenced by the date below Landlord’s signature on this Agreement, but in no event later than the date that is five (5) business days after Tenant delivers to Landlord a fully executed counterpart of this Agreement.
          “Expansion Improvements” means the tenant improvements constructed in the Expansion Space and the renovations of the Existing Premises.
     2. Effective on the Expansion Space Commencement Date, the Premises shall be expanded to include the Expansion Space. Accordingly, effective on the Expansion Space Commencement Date, the following terms of the Original Lease are amended as follows:
          2.1 The Expansion Space is added to the Premises such that the Premises shall be comprised of the Existing Premises and the Expansion Space, and Exhibit “A-1” attached hereto is hereby added to Exhibit “A” to the Original Office Lease. Upon the addition of the Expansion Space to the Premises, the total rentable area of the Premises shall be 29,829 square feet calculated according to, and subject to verification under, the measurement standards and procedures set forth in Section 1.3 of the Original Office Lease.
          2.2 Tenant’s Share of Operating Expenses, Tax Expenses and Utility Costs shall be 12.85%.
          2.3 During the Extension Term (as defined in Section 5, below), and subject to the terms and conditions of the Lease, Tenant agrees to pay Landlord Base Rent for the entire Premises, including Expansion Space in accordance with the following schedule:

Months of		Amount of Monthly
Extension Term	Monthly Base Rent	Base Rent Abated
1 - 8	$44,743.50	$44,743.50
9 - 12	$44,743.50	$6,000.00
13 - 16	$46,234.95	$46,234.95
17 - 24	$46,234.95	$6,200.00
25 - 28	$47,726.40	$47,726.40
29 - 30	$47,726.40	$6,400.00
31 - 36	$47,726.40	N/A
37 - 48	$49,217.85	N/A
49 - 60	$50,709.30	N/A
61 - 72	$52,200.75	N/A
73 - 84	$53,692.20	N/A
85 - 96	$55,183.65	N/A
97 - 108	$56,675.10	N/A
109 - Expiration of Extension Term	$58,166.55	N/A
The Base Rent for certain periods of the Extension Term shall be abated as set forth in the foregoing schedule and Section 2.6 below. Any Base Rent previously paid to Landlord under the Original Lease which is attributable to periods which fall on or after the Expansion Space Commencement Date shall be prorated and credited to Tenant’s first actual Base Rent payment(s) falling due following the Expansion Space Commencement Date. The Base Rent shall be payable in the manner provided for in the Original Lease. For purposes of rent adjustments under the Lease, the number of months shall be measured from the Expansion Space Commencement Date if such date falls on the first day of the calendar month, or the first day of the calendar month following the month in which the Expansion Space Commencement Date falls, if such date does not fall on the first day of a calendar month.
          2.4 The Lease Term with respect to the Expansion Space shall be coterminous with the Existing Premises, as extended by this Agreement. In the event that Tenant exercises an extension option or a termination right under the Original Lease or this Agreement, such extension or termination shall apply to the entire Premises then subject to the Lease (including the Expansion Space).

          2.5 The second sentence of the first paragraph of Article 3 of the Original Office Lease is hereby deleted and of no further force or effect. The second paragraph of Article 3 of the Original Office Lease is deleted in its entirety and is of no further force or effect.
          2.6 Landlord agrees that in consideration of Tenant entering into this Agreement, Base Rent shall be abated as provided in the rent schedule in Section 2.3. Landlord and Tenant agree for tax reporting purposes that none of the Base Rent due in periods in which the Base Rent is not being abated shall be allocated to any other period. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease. In the event of a default by Tenant under the terms of the Original Lease, as amended hereby, that results in early termination pursuant to the provisions of Article 19 of the Original Office Lease, and as part of the recovery set forth in Article 19 of the Original Office Lease, Landlord shall be entitled to the recovery of the monthly Base Rent that was abated under the provisions of this Section 2.6 and Section 2.3 of this Agreement.
          2.7 Item 11 of the Summary of Basic Lease Information is deleted in its entirety and replaced with the following: “Four (4) unreserved parking spaces for every 1,000 usable square feet of the Premises.”
          2.8 Notwithstanding anything to the contrary in Article 23 of the Original Office Lease, all of Tenant’s parking shall be unreserved. During the Extension Term, Tenant shall pay for covered parking passes on a monthly basis at the rates posted by onsite management at the Building from time to time as being in effect for covered parking spaces; provided, however, that during the Extension Term only (not including any Option Term, if applicable), the charge shall be fixed at Forty-Five Dollars ($45.00) per month for each reserved, covered parking pass, and at Twenty-Five Dollars ($25.00) per month for each unreserved, covered parking pass. There shall be no direct charge for use of in-common surface (i.e., uncovered) parking spaces other than Expenses and Tax Expenses with respect to the parking areas.
          2.9 Landlord agrees to use commercially reasonable efforts to provide Tenant with, and this Agreement is contingent upon Landlord’s acquisition for Tenant’s benefit of, a subordination, nondisturbance and attornment agreement from the beneficiary of the existing deed of trust of record on the Expansion Space Commencement Date substantially in the form of Exhibit “A” attached hereto (the “SNDA”); provided that if Tenant desires a subordination, nondisturbance and attornment agreement other than the form provided by the Lender, Tenant shall reimburse Landlord within ten (10) days after demand for the cost of obtaining that modified form of document. Tenant agrees to execute, acknowledge and deliver to Landlord an SNDA within three (3) business days after Landlord’s request.
          2.10 Section 6.1.1 of the Original Office Lease is hereby modified to change the Building Hours on Monday through Friday to 7:00 a.m. to 6:00 p.m. The Building Hours on Saturday remain unchanged.

          2.11 The third sentence of Section 6.2 of the Original Office Lease is hereby deleted and replaced with the following: “If Tenant desires to use HVAC during hours other than the Building Hours, (i) Tenant shall give Landlord at least twenty-four (24) hours prior written notice or such other notice as Landlord shall from time to time reasonably establish as appropriate (which other notice is anticipated to be accomplished through telephonic dial-up and/or access via computer codes), of Tenant’s desired use, (ii) Landlord shall supply such HVAC to Tenant at such hourly cost to Tenant as Landlord shall from time to time establish; such hourly cost shall be equal to the lesser of (A) Forty-Five Dollars ($45.00) per hour, or (B)(1) the actual cost incurred by Landlord to supply such after-hours HVAC on an hourly basis (but based on a two (2) hour minimum provision of such after-hours HVAC), (2) increased wear and tear and depreciation of equipment to provide such after-hours HVAC, and (3) maintenance costs, and (iii) Tenant shall pay such cost within ten (10) days after billing, as Additional Rent.”
          2.12 A new Section 24.8.3 is hereby added to the Lease, as follows:
          “24.8.3 Monument Sign. Subject to the approval of all applicable governmental and quasi-governmental entities, and subject to all applicable governmental and quasi-governmental laws, rules, regulations and codes, Landlord hereby grants Tenant the non-exclusive right to have one (1) identification sign containing its name and/or logo on the upper one-third (1/3rd) of the existing three-band monument sign located at the main entrance to the Building Complex on Puerta Real (the “Monument Sign”). The design, size, specifications, graphics, materials, manner of affixing, colors and lighting (if applicable) of Tenant’s addition to the Monument Sign shall be (i) consistent with the quality and appearance of the Real Property, and (ii) subject to the approval of all applicable governmental authorities, and Landlord’s reasonable approval. Landlord shall install Tenant’s identification on the Monument Sign at Tenant’s cost. The signage right granted to Tenant under this Section 24.8.3 is personal to the original Tenant executing this Lease (“Original Tenant”) and its affiliates and may not be exercised or used by or assigned to any other person or entity. Upon the expiration or sooner termination of this Lease, Landlord shall have the right to permanently remove Tenant’s identification from the Monument Sign and restore the affected area to its original condition, normal wear and tear excepted, and Tenant shall reimburse Landlord for the reasonable costs thereof.”
     3. The construction of the Expansion Improvements shall be governed by the terms of Exhibit “B” to this Agreement (the “Work Letter”). Landlord shall reimburse Tenant for an amount not to exceed $0.14 per rentable square foot to complete a preliminary “test fit plan” floor plan for the entire Premises, including without limitation the Expansion Space. Tenant may hire Robbie Frazier of Jones Lang LaSalle as a project manager to represent Tenant’s interests in the construction of the Tenant Improvements and the fees payable to Jones Lang LaSalle may be paid out of the Tenant Improvement Allowance.
     4. Except as set forth in Section 7.2 of the Original Office Lease and the further amendments thereto as set forth herein, Tenant agrees that Landlord has no obligation and has made no promise to alter, remodel, improve, or repair the Expansion Space, or any part thereof, or to repair, bring into compliance with applicable laws, or improve any condition existing in the Expansion Space as of the Expansion Space Commencement Date, other than the Expansion Improvements. The taking of possession of the Expansion Space by Tenant shall be conclusive evidence that the Expansion Space and the Building were in good and satisfactory condition at the time possession was taken by Tenant. Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the condition of the Building, the Expansion Space, the land upon which the Building is constructed, the present or future suitability or fitness of the Expansion Space or the Building for the conduct of Tenant’s particular business, or any other matter or thing affecting or related to the Building or the Expansion Space, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the Original Lease. Any improvements or personal property located in the Expansion Space are delivered without any representation or warranty from Landlord, either express or implied, of any kind, including without limitation, title, merchantability, or suitability for a particular purpose. Tenant shall deliver to Landlord any modifications to Tenant’s insurance required under the Original Lease to reflect the addition of the Expansion Space and Tenant’s entry into the Expansion Space prior to the delivery of possession to Tenant. Section 7.2 of the Original Office Lease is hereby supplemented and clarified to include, as Landlord’s maintenance obligation, the maintenance and repair of the roof over the Premises and the exterior skin system (including windows and window seals) of the Building, and the repair and remediation of any damage to the Premises or any component thereof affected by the leakage or other failure of the roof or Building skin systems.
     5. The Extension Term shall be a period of 120 calendar months commencing on the Expansion Space Commencement Date; provided however that if the Expansion Space Commencement Date falls on a day which is not the first day of a calendar month, then such partial first month shall be added to the first month of the Extension Term and the first month and the Extension Term, with its prorata Base Rent and corresponding Base Rent abatement, shall expanded by such partial month. The Original Lease Expiration Date is hereby changed to the date (the “New Expiration Date”) that is (i) if the Expansion Space Commencement Date falls on the first day of a calendar month, the day prior to the tenth anniversary of the Expansion Space Commencement Date, or (ii) if the Expansion Space Commencement Date falls on a day other than the first day of a calendar month, the day prior to the tenth anniversary of the first day of the first full calendar month following the Expansion Space Commencement Date. The period from the Expansion Space Commencement Date to the New Expiration Date is referred to herein as the “Extension Term.”
     6. Notwithstanding anything contained in the Lease to the contrary, from and after the end of the sixtieth (60th) month of the Extension Term Tenant shall have the right and option (the “Early Termination Right”), at any time upon not less than nine (9) months prior written notice to Landlord, to terminate the Lease and surrender possession of the Premises to Landlord, subject only to the payment at termination of an amount (the “Termination Payment”) equal to the then-present value, using a six percent (6.0%) per annum discount rate, of (i) the unearned percentage brokerage commission paid by Landlord to Jones Lang LaSalle for periods after the end of the sixtieth (60th) month, which is payable at the rate of two percent (2.0%) of the Base Rent due for year six (6) through year ten (10) of the Extension Term, and (ii) the unamortized cost of the Tenant Improvement Allowance actually drawn by Tenant and/or applied to Base Rent. The amortizations shall be calculated on a straight-line basis over the Extension Term; provided that for purposes of calculating the Termination Payment, fifty percent (50%) the Tenant Improvement Allowance shall be deemed to have been amortized on a five-year schedule and fifty percent (50%) shall be deemed to have been amortized on a ten-year schedule.. Tenant shall not have the Early Termination right and shall not be entitled to terminate the Lease under this Section 6 at any time in which a monetary default on the part of Tenant exists uncured under the Lease.
     7. Tenant is in occupancy of the Existing Premises and, subject to Landlord’s obligations under Section 7.2 of the Original Office Lease as amended hereby, and the payment of the Tenant Improvement Allowance, Tenant hereby accepts the Premises “AS IS”, without any obligation on Landlord’s part to alter or improve such space or provide Tenant with any improvement allowance, except as provided in the Work Letter.
     8. Effective as of the Expansion Space Commencement Date, the Expense Base Year, the Tax Expense Base Year and the Utilities Base Year shall be calendar year 2010. Amounts payable by Tenant for Expenses, Tax Expenses and Utilities prior to the Expansion Space Commencement Date shall be determined by Landlord based on the Expense Base Year, the Tax Expense Base Year and the Utilities Base Year and provisions of Article 4 of the Original Lease in effect during that prior period.
     9. The provisions of the Extension Option Rider attached to the Original Lease shall continue to apply with the following modifications:
          (a) Each Option Term shall be for five (5) years and, accordingly, the number “three (3)” in the second line of Paragraph 1 of the Extension Option Rider is changed to “five (5);” and
          (b) Any reference to the expiration of the “initial Lease Term” shall be a reference to the expiration of the Extension Term.
     10. Section 24.8.2 of the Original Lease is hereby deleted in its entirety and is of no further force or effect.
     11. Except as otherwise provided herein, all of the terms and conditions of the Original Lease shall continue to apply during the Extension Term; provided, however, that there shall be no rent credit, and that there shall be no improvement allowance, Landlord construction obligations or other initial concessions with respect to the Extension Term, except as provided in Section 3 of this Agreement and the Work Letter, and Tenant shall have no further option to extend the term, except as provided in Section 9 of this Agreement.
     12. Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement, other than Grubb & Ellis Company (“Landlord’s Broker”) and Jones Lang LaSalle (“Tenant’s Broker”). Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys’ fees) arising from a breach of the foregoing representation and warranty. The commission with respect to this Agreement shall be paid to Landlord’s Broker by Landlord pursuant to a separate agreement. Landlord’s Broker will pay Tenant’s Broker a commission pursuant to a separate agreement. Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord’s Broker, and nothing in this Agreement shall impose any obligation on Tenant to pay a commission or fee to any party.
     13. Time is of the essence of this Agreement and the provisions contained herein.
     14. Certifications.
          14.1 As additional consideration for this Agreement, Tenant hereby certifies that:
          (a) The Original Lease (as amended hereby) is in full force and effect.
          (b) Tenant is in possession of the Premises.
          (c) Rent has been paid through July 31, 2009.
          (d) To Tenant’s knowledge, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.
          (e) All of Landlord’s obligations with respect to construction of tenant improvements in the Premises and payment of Tenant improvement allowances have been satisfied, except those provided for in Paragraph 3 of this Agreement.
          (f) There are no existing claims, offsets or defenses which Tenant has under or against the enforcement of the Original Lease (as amended hereby) by Landlord.
          (g) All of the representations and warranties of Tenant in the Original Lease are hereby remade.
          14.2 As additional consideration for this Agreement, Landlord hereby certifies that:
          (a) The Original Lease (as amended hereby) is in full force and effect.
          (b) Landlord possesses the full right and authority to enter into this Agreement and to lease the Premises to Tenant.
          (c) Rent has been paid through July 31, 2009. (Base Rent is subject to proration as provided in Section 2.3 of this Agreement.)

          (d) To Landlord’s actual knowledge (without any investigation or inquiry), there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.
          (e) All of Landlord’s obligations with respect to construction of tenant improvements in the Premises and payment of Tenant improvement allowances have been satisfied, except those provided for in Paragraph 3 of this Agreement and in the Work Letter.
          (f) There are no existing claims, offsets or defenses which Landlord has under or against the enforcement of the Original Lease (as amended hereby) by Tenant.
     15. Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect. This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Agreement and the attached exhibits, which are hereby incorporated into and made a part of this Agreement, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Original Lease, unless specifically set forth in this Agreement. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord. In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control. Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant.
     16. Effective as of the date hereof, all references to the “Lease” shall refer to the Original Lease, as amended by this Agreement.
     17. To satisfy compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Tenant represents and warrants to Landlord and The Prudential Insurance Company of America, a New Jersey corporation (“Prudential”), that: Tenant is not an “employee benefit plan” (as that term is defined in Section 3(3) of ERISA);
          17.1 Tenant is not acquiring a leasehold interest in the Premises as a plan asset subject to ERISA but for Tenant’s own investment account;
          17.2 Tenant is not an “affiliate” of Prudential as defined in Section IV(b) or PTE 90-1;

          17.3 Tenant is not a “party in interest” (as that term is defined in Section 3(14) of ERISA) to the Virginia Retirement System; and
          17.4 Tenant agrees to keep the identity of the Virginia Retirement System confidential, except to the extent that Tenant may be required to disclose such information as a result of (i) legal process, or (ii) compliance with ERISA or other laws governing Tenant’s operations.

     IN WITNESS WHEREOF, this Agreement was executed as of the date first above written.

Landlord:

MISSION RIDGE ASSOCIATES LLC, a Delaware limited liability company, Landlord

By:	Legacy Partners Commercial, L.P., a California limited partnership, as Manager and Agent for owner

	By:	Legacy Partners Commercial, Inc., general partner

		By:	/s/ Debra Smith
Debra Smith
Its: Executive Vice President

Date:

Tenant:

ENSIGN FACILITY SERVICES, INC., a Nevada corporation

By:	/s/ Christopher R. Christensen
Christopher R. Christensen, President

By:	/s/ Beverly B. Wittekind
Beverly B. Wittekind, Secretary

If Tenant is a corporation, this instrument must be executed by the chairman of the board, the president or any vice president and the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.

GUARANTOR’S CONSENT
          THE ENSIGN GROUP, INC., a Delaware corporation (“Guarantor”), as Guarantor under that certain Guaranty of Lease dated as of August 29, 2003, in favor of Landlord (the “Guaranty”) hereby ratifies the Guaranty and confirms and agrees that the Guaranty shall apply to the Lease as amended by the foregoing Agreement and that the Guaranty is unmodified and in full force and effect.

THE ENSIGN GROUP, INC., a Delaware corporation
By:	/s/ Gregory K. Stapley
Gregory K. Stapley, Vice President

EXHIBIT A-1
EXPANSION SPACE
(See Attached.)
Exhibit A-1

EXHIBIT B
EXPANSION WORK LETTER
     This Expansion Work Letter (“Expansion Work Letter”) sets forth the terms and conditions relating to the construction of improvements for the Premises. All references in this Expansion Work Letter to “the Lease” shall mean the relevant portions of the Lease, as amended by the Fourth Amendment to Lease which includes this Expansion Work Letter as Exhibit B. Capitalized terms used herein shall have the meanings assigned to them in the Lease.
SECTION 1
BASE, SHELL AND CORE
     Landlord has previously constructed the base, shell, and core (i) of the Premises and (ii) of the floor(s) of the Building on which the Premises are located (collectively, the “Base, Shell, and Core”), and a prior tenant has installed certain improvements (the “Existing TIs”) in the Expansion Space and Tenant shall accept the Base, Shell, and Core and Existing TIs in their current “As-Is” condition existing as of the Expansion Space Commencement Date. Subject to Landlord’s approval, Tenant shall install in the Premises certain “Tenant Improvements” (as defined below) pursuant to the provisions of this Expansion Work Letter. Except for the Tenant Improvement work described in this Expansion Work Letter and except for the Tenant Improvement Allowance set forth below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises, the Building or the Real Property.
SECTION 2
TENANT IMPROVEMENTS
          2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding Forty Five Dollars ($45.00) per rentable square foot of the Expansion Space, and Fifteen Dollars ($15.00) per rentable square foot of the Existing Premises (i.e., up to Seven Hundred Twenty Thousand Seven Hundred Thirty-Five Dollars ($720,735.00), based on 20,719 rentable square feet in the Existing Premises and 9,110 rentable square feet in the Expansion Space), for the costs relating to the design and construction of Tenant’s improvements more fully described in Section 2.2 below (the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Expansion Work Letter in a total amount which exceeds the Tenant Improvement Allowance. To the extent that the Tenant Improvement Allowance has not been fully disbursed by Tenant and requested from Landlord on or before February 28, 2010, and no monetary default or material non-monetary default then exists under the Lease after the expiration of all applicable notice and cure periods under the Lease, the remainder of the Tenant Improvement Allowance, not to exceed $356,335.00, shall be applied by Landlord as a credit against Base Rent next coming due.

          2.2 Disbursement of the Tenant Improvement Allowance.
               2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Expansion Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):
               2.2.1.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Expansion Work Letter (provided, however, that only an amount not to exceed Three Dollars ($3.00) per rentable square foot of the Premises may be deducted from the Tenant Improvement Allowance to pay for such fees), and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Expansion Work Letter;
               2.2.1.2 The payment of plan check, permit and license fees and other “soft” costs relating to construction of the Tenant Improvements;
               2.2.1.3 The cost of construction of the Tenant Improvements, including, without limitation, project management fees payable to Tenant’s “Project Manager” (as defined below), contractors’ fees and general conditions, testing and inspection costs, costs of cabling, MEP fees, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage;
               2.2.1.4 The cost of any changes in the Base, Shell and Core work when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
               2.2.1.5 The cost of any changes to the Construction Drawings or Tenant Improvements required by applicable laws and building codes (collectively, “Code”);
               2.2.1.6 Sales and use taxes and Title 24 fees;
               2.2.1.7 The “Coordination Fee,” as that term is defined in Section 4.2.2.2 of this Expansion Work Letter;
               2.2.1.8 The costs of Tenant’s interior and exterior signs (installed pursuant to Section 24.8 of the Lease as modified); and
               2.2.1.9 The cost of movable furnishings, fixtures and equipment to be installed in the Premises, plus the cost of moving and reinstalling existing furnishings, fixtures and equipment in the Premises to accommodate repairs, renovations and recarpeting; provided the costs described in this clause Section 2.2.1.9 shall not exceed $70,000 in the aggregate.

               2.2.2 Disbursement of Tenant Improvement Allowance. Subject to Section 2.1 above, during the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:
               2.2.2.1 Monthly Disbursements. On or before the twenty-eighth (28th) day of each calendar month during the construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 below, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship between the cost of the work completed and the cost of the work to be completed complies with the terms of the “Construction Budget,” as that term is defined in Section 4.2.1 below; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 below, for labor rendered and materials delivered to the Premises; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. On or before the twenty-eighth (28th) day of the following calendar month, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant in payment of the lesser of (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”) and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings”, as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.
               2.2.2.2 Final Retention. Subject to the provisions of this Expansion Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), and (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building.

               2.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.
               2.2.3 Specifications for Building Standard Components. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Premises which Specifications have been received by Tenant. Unless otherwise agreed to by Landlord, the Tenant Improvements shall comply with the Specifications. Landlord may make changes to the Specifications from time to time.
SECTION 3
CONSTRUCTION DRAWINGS
          3.1 Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner (the “Architect”) to prepare the Construction Drawings. Tenant shall retain the engineering consultants (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises. Landlord shall have the right to approve the Architects and Engineers, with such approval not to be unreasonably withheld or delayed, and provided further that H. Hendy & Associates is hereby accepted and approved by Landlord. Furthermore, Tenant shall be entitled to employ a project manager to oversee the project (the “Project Manager”) selected by Tenant and approved by Landlord, with such approval not to be unreasonably withheld or delayed, and provided further that Robbie Frazier of Jones Lang LaSalle is hereby accepted and approved by Landlord to serve as Project Manager. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.
          3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and (ii) deliver such revised Final Space Plan to Landlord. Unless Landlord provides comments or changes within 5 business days after Landlord’s receipt of the Final Space Plan or any revised Final Space Plan, the Final Space Plan as last submitted shall be deemed approved.
          3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits for the Tenant Improvements (collectively, the “Final Working Drawings”), and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with two (2) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith, and (ii) deliver such revised Final Working Drawings to Landlord. Unless Landlord provides comments or changes within 5 business days after Landlord’s receipt of the Final Working Drawings or any revised Final Working Drawings, the Final Working Drawings as last submitted shall be deemed approved.
          3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. Once approved, Landlord shall promptly provide Tenant with one Landlord-signed set of the Approved Working Drawings. After approval by Landlord of the Final Working Drawings, Tenant shall promptly submit the same to the appropriate governmental authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No material changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.
SECTION 4
CONSTRUCTION OF THE TENANT IMPROVEMENTS
          4.1 Tenant’s Selection of Contractor and Tenant’s Agents.
               4.1.1 The Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor (“Contractor”) shall be subject to

Landlord’s prior approval, which approval shall not be unreasonably withheld or delayed, and Tenant shall deliver to Landlord notice of its selection of the Contractor upon such selection.
               4.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) shall be reputable licensed contractors and shall supply Tenant and Landlord with appropriate evidence of insurance and licensure. A list of Tenant’s Agents shall be supplied to Landlord and updated periodically. Tenant shall invite Landlord’s base building subcontractors to bid on any mechanical, electrical, plumbing, life safety, structural, heating, ventilation, and air-conditioning work in the Premises, but shall not be required to use or retain such subcontractors unless, in Tenant’s reasonable judgment, the base building subcontractor and their bid represents the most efficient and economical alternative in the context of the entire project. Under no circumstances shall Tenant’s Contractor or any subcontractor be required to use union labor or any particular contractor or supplier regardless of any other agreements or arrangements involving the Building, the Complex or a Landlord.
          4.2 Construction of Tenant Improvements by Tenant’s Agents.
               4.2.1 Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a written detailed cost breakdown (the “Final Costs Statement”), by trade, of the final costs to be incurred, or which have been incurred, as set forth more particularly in Section 2.2.1.1 through 2.2.1.9 above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor which costs form a basis for the amount of the Contract, if any (the “Final Costs”). Prior to the commencement of construction of the Tenant Improvements, Tenant shall supply Landlord with evidence that Tenant has cash-on-hand in an amount (the “Over-Allowance Amount”) by which the Final Costs exceed the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements). Tenant shall pay all costs of constructing the Tenant Improvements until the Over-Allowance Amount shall have been expended as a condition precedent to the disbursement of any of the then remaining portion of the Tenant Improvement Allowance. Tenant shall provide Landlord with reasonable evidence that it has paid the Over-Allowance Amount with respect to the costs of the Tenant Improvements, including without limitation, the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) above. In the event that, after the Final Costs have been delivered by Landlord to Tenant, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs shall, to the extent they exceed the remaining balance of the Tenant Improvement Allowance, be paid by Tenant immediately as an addition to the Over-Allowance Amount out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) above, for Landlord’s approval, prior to Tenant paying such costs. If after payment in full of all of the costs described in Sections 2.2.1.1 through 2.2.1.9, above, and satisfaction of all of the conditions to disbursement of the Final Retention pursuant to

Section 2.2.2.2, above, the Tenant Improvement Allowance has not been fully disbursed, then to the extent (a) there is any Tenant Improvement Allowance undisbursed after the rent credit in Section 2.1 has been given (“Unfunded Allowance”) and (b) Tenant paid any Over-Allowance Amount towards the payment of the cost in Sections 2.2.2.1 through 2.2.2.9 (the “Paid Over-Allowance Amount”), Landlord shall disburse the Unfunded Allowance to Tenant in an amount not to exceed the Paid Over-Allowance Amount.
               4.2.2 Tenant’s Agents.
               4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agents’ construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in substantial compliance with the Approved Working Drawings; (ii) Tenant and Tenant’s Agents shall not, in any way, interfere with, obstruct, or delay, any other work in the Building; (iii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iv) Tenant shall abide by all rules made by Landlord’s Building contractor or Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Expansion Work Letter, including, without limitation, the construction of the Tenant Improvements.
               4.2.2.2 Coordination Fee. Landlord shall be entitled to be paid, from the Tenant Improvement Allowance, a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to the product of (i) two percent (2%), and (ii) the portion of the Tenant Improvement Allowance actually used for Tenant Improvements (but not any portion applied to Base Rent, if any), as such amount may be increased or decreased hereunder, which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements.
               4.2.2.3 Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment.
               4.2.2.4 Insurance Requirements.
               4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

               4.2.2.4.2 Special Coverages. Tenant shall carry (or cause Contractor to carry) “Builder’s All Risk” insurance in an amount equal to the estimated cost of the Tenant Improvements covering the construction of the Tenant Improvements, and such other insurance as may be required under the Lease, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such customary extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.
               4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense as and to the extent such damages are required to be covered by Tenant’s insurance under the Lease. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents, and shall name as additional insureds Landlord’s Property Manager, Landlord’s Asset Manager, and all mortgagees and ground lessors of the Building whose identities, addresses and interests have been supplied to Tenant by Landlord in writing. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Expansion Work Letter.
               4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all material respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.
               4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements,

Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord reasonably determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.
               4.2.5 Meetings. Commencing upon the execution of the Lease, Tenant shall hold twice-monthly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at the Premises, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord.
          4.3 Notice of Completion; Copy of “As Built” Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, (C) to deliver to Landlord one (1) set of sepias of such as-built drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (D) to deliver to Landlord a computer disk containing the Approved Working Drawings in AutoCAD format, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.
          4.4 Coordination by Tenant’s Agents with Landlord. Upon Tenant’s delivery of the Contract to Landlord under Section 4.2.1 of this Expansion Work Letter, Tenant shall furnish Landlord with a schedule setting forth the projected date of the completion of the Tenant Improvements and showing the critical time deadlines for each phase, item or trade relating to the construction of the Tenant Improvements.

SECTION 5
MISCELLANEOUS
          5.1 Tenant’s Representative. Tenant has designated Greg Stapley as its sole representative with respect to the matters set forth in this Expansion Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Expansion Work Letter.
          5.2 Landlord’s Representative. Landlord has designated Beth Calder as its sole representative with respect to the matters set forth in this Expansion Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Expansion Work Letter.
          5.3 Time of the Essence in This Expansion Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.
          5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant of this Expansion Work Letter or the Lease has occurred at any time on or before the substantial completion of the Premises and remains uncured following all applicable notice and cure periods under the Lease, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises, and (ii) all other obligations of Landlord under the terms of this Expansion Work Letter shall be forgiven until such time as such uncured default is cured pursuant to the terms of the Lease.

EXHIBIT C
FORM OF SNDA
SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT
          THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”), is made this ___day of July, 2009 between ENSIGN FACILITY SERVICES, INC., a Nevada corporation (“Tenant”) and NATIONWIDE LIFE INSURANCE COMPANY, an Ohio corporation (“Lender”) and MISSION RIDGE ASSOCIATES, LLC, a Delaware limited liability company (“Landlord”).
BACKGROUND
A.	Lender is the owner and holder of that certain deed of trust, or mortgage or other similar security instrument (either, the “Mortgage”), dated June 5, 2003, in the original amount of $20,100,000, and recorded on June 1, 2003 in the Official Records of Orange County, California, Instrument No. 2003000682926, on the real estate more particularly described in the Mortgage and commonly known as Mission Ridge Office Buildings located in Mission Viejo, California (the “Property”).

B.	Landlord and Tenant are parties to that certain Office Lease dated as of August 28, 2003 (the “Original Office Lease”), as amended by a First Amendment to Lease Agreement dated January 15, 2004, a Second Amendment to Lease dated as of December 13, 2007, and a Third Amendment to Lease Agreement dated as of February 21, 2008 (collectively, with the Original Office Lease, the “Original Lease,”) covering 20,719 rentable square feet located on the fourth (4th) floor (the “Existing Premises”) within the Property.

C.	Tenant is negotiating (or has executed on or about the date hereof) a Fourth Amendment to Lease with Landlord which, among other things, expands the space leased by an additional 9,110 rentable square feet. The Existing Premises as so expanded is referred to herein as the (“Premises”). The Original Lease as amended by the Fourth Amendment to Lease is referred to herein as the “Lease.”

D.	Tenant, Landlord and Lender desire to confirm their understanding with respect to the Mortgage and the Lease.
     NOW THEREFORE, in consideration of the mutual promises of this Agreement, and intending to be legally bound hereby, the parties hereto agree and covenant as follows:
     1. Subordination. The Lease and the rights of Tenant thereunder (including purchase options, rights of first refusal or similar rights, if any) are hereby subordinated and made subject to the Mortgage, and any amendment, renewal, substitution, extension or replacement thereof and each advance made thereunder as though the Mortgage, and each such amendment, renewal, substitution, extension or replacement were executed and recorded, and the advance made, prior to the execution of the Lease.
     2. Non-Disturbance. Provided Tenant is in possession of the Premises and is not in default in the payment of rent or in the performance of any of the terms, covenants or conditions of the Lease beyond any applicable notice and cure periods, Lender agrees that no foreclosure (whether judicial or nonjudicial), deed in lieu of foreclosure, or other sale of the Property in connection with the enforcement of the Mortgage or otherwise in satisfaction of the underlying loan shall terminate the Lease or Tenant’s rights thereunder to possess and use the leased space.
     3. Attornment. If Lender succeeds to the interest of Landlord as landlord under the Lease, or if the Property or the Premises are sold pursuant to Lender’s rights under the Mortgage, Tenant shall attorn to Lender, its successors and assigns, or a purchaser upon any such foreclosure sale, and shall recognize Lender, or such purchaser, thereafter as landlord under the Lease and agrees to be bound under all the terms, covenants and conditions of the Lease. Such attornment shall be effective and self-operative without the execution of any further instruments. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of any holder(s) of any of the indebtedness or other obligations secured by the Mortgage, or upon request of any such purchaser, (a) any instrument or certificate which, in the reasonable judgment of such holder(s), or such purchaser, may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment and (b) an instrument or certificate regarding the status of the Lease, consisting of statements, if true (and if not true, specifying in what respect) reasonably requested by such purchaser, including, without limitation: (i) that the Lease is in full force and effect, (ii) the date through which rentals have been paid, (iii) the duration and date of the commencement of the term of the Lease, (iv) the nature of any amendments or modifications to the Lease, (v) that no default, or state of facts, which with the passage of time or notice, or both, would constitute a default, exists on the part of either party to the Lease, and (vi) the dates on which payments of additional rent, if any, are due under the Lease.
     4. Special Rights of Lender. If Lender exercises any of its rights under the Assignment or the Mortgage, or if Lender shall succeed to the interest of Landlord under the Lease, or if any purchaser acquires the Property, or the Premises, upon or after any foreclosure of the Mortgage, or any deed in lieu thereof, Lender or such purchaser, as the case may be, shall have the same remedies by entry, action or otherwise in the event of any default by Tenant (beyond any applicable notice and cure period) in the payment of rent or in the performance or observance of any of the terms, covenants and conditions of the Lease on Tenant’s part to be paid, performed or observed that Landlord had or would have had if Lender or such purchaser had not succeeded to the interest of the present Landlord. Lender or purchaser shall be bound to Tenant under all terms, covenants and conditions under the Lease. Provided, however, that Lender or such purchaser shall only be bound during the period of its ownership, and that in the case of the exercise by Lender of its rights under the Mortgage, or the Assignment, or any combination thereof, or a foreclosure, or deed in lieu of foreclosure, all Tenant claims shall be satisfied only out of the interest, if any, of Lender, or such purchaser, in the Property, and Lender and such purchaser shall not be: (a) liable for any act or omission of any prior landlord (including the Landlord); (b) liable to refund to Tenant any security deposit which Tenant shall have paid to any prior landlord (including the Landlord) unless such security deposit has been delivered to Lender; or (c) bound by any rent or additional rent which Tenant might have paid for more than the current month to any prior landlord (including Landlord); or (d) bound by any amendment or modification of the Lease made without Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, Lender shall have the right to withhold its consent with respect to any amendment or modification which would materially adversely affect Lender’s rights in the Premises (including, but not limited to those modifications that affects the economics of the property); or (e) subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord); or (f) liable for or incur any obligation with respect to the construction of the Property or any improvements of the Premises or the Property; or (g) liable for any obligation with respect to any breach of warranties or representations of any nature under the Lease or otherwise, including without limitation, any warranties or representations respecting use, compliance with zoning, Landlord’s title, Landlord’s authority, habitability and/or fitness for any purpose, or possession; or (h) liable for consequential damages.
     5. Payment of Rent to Lender. After written notice is given to Tenant by Lender that Landlord is in default under the Mortgage and that the rentals under the Lease should be paid to Lender (the “Rent Notice”) pursuant to the assignment of leases and rents granted by Landlord to Lender in connection therewith, Tenant shall thereafter pay to Lender all rent and other amounts due or to become due (the “Rent”) to Landlord under the Lease. Landlord hereby expressly authorizes Tenant to make such payments to Lender upon reliance on Lender’s written notice (without any inquiry into the factual basis for such notice or any prior notice to or consent from Landlord) and hereby releases Tenant from all liability, excepting Tenant fraud, to Landlord in connection with Tenant’s compliance with Lender’s written instructions. Provided that no Rent has been paid more than thirty (30) days in advance of its due date, Tenant shall not be liable to Lender for Rent paid to Landlord prior to receipt of the Rent Notice.
     6. Notice and Right to Cure. Tenant agrees, until the Mortgage is released by Lender, to provide Lender with a copy of each notice of default given to Landlord under the Lease at the same time such notice of default is given to Landlord. In the event of any default by Landlord under the Lease, Tenant shall not seek to terminate the Lease or to exercise any rights to setoff or abate Rent or any other remedies, until Lender has received such notice and has been given the opportunity, but without undertaking Landlord’s other obligations under the Lease, to cure the default within sixty (60) days from receipt of notice. In the event Lender has begun action to cure the default, but not completed the same during the sixty (60) day period, Tenant agrees that Lender shall have a reasonable period of time thereafter to do so. If the default is such that it cannot practically be cured by Lender without taking possession of the Premises, Tenant agrees that any right it may have to terminate the Lease or to setoff or abate any Rent, shall be suspended for a reasonable period of time so long as Lender is diligently proceeding to acquire possession of the Premises, by foreclosure or is otherwise undertaking to cure the default of Landlord. Notwithstanding the foregoing, Lender shall have no obligation to cure any default under the Lease.
     7. Tenant Representations and Warranties. Tenant hereby warrants and represents, covenants and agrees with Lender so long as the Mortgage has not been released: (a) not to amend, alter, modify, cancel or terminate the Lease in any respect without the prior written consent of Lender, which consent will not be unreasonably withheld, conditioned or delayed; (b) not to subordinate the Lease to any other mortgage, without Lender’s prior written consent in each instance; and (c) that Tenant is now (or will be) the sole owner of the leasehold estate created by the Lease and shall not hereafter assign the Lease except as permitted by the terms hereof, and that notwithstanding any such assignment or any sublease, Tenant shall remain primarily liable for the observance and performance of its agreements under the Lease.
     8. Limitation of Liability. Anything herein or in the Lease to the contrary notwithstanding, in the event that Lender shall acquire title to the Property, Lender shall have no obligation, nor incur any liability, beyond Lender’s then interest in the Property, and Tenant shall look exclusively to such interest of Lender in the Property for the payment and discharge of any obligations imposed upon Lender hereunder or under the Lease, or otherwise, subject to the limitation of Lender’s obligations provided for in Section 4 above. For purposes hereof, “interest in the Property”, shall include rents due from tenants, insurance proceeds, profits from sale and proceeds from condemnation or eminent domain proceedings.

     9. Notices. All notices or communications required or permitted hereunder (collectively “Notices”) shall be in writing, and shall be deemed properly given, on the date of actual delivery, or on the date that the recipient refuses delivery. Delivery shall be made by United States mail, registered or certified, return receipted requested, or by a nationally recognized overnight courier service; and sent to the addresses set forth below:

LENDER:	Nationwide Life Insurance Company One Nationwide Plaza Columbus, Ohio 43215 Attn: Real Estate Investment 01-34-02

TENANT:	Ensign Facility Services, Inc. 27101 Puerta Real, Suite 450 Mission Viejo, California 92691 Attn: General Counsel

LANDLORD:	MISSION RIDGE ASSOCIATES LLC c/o Legacy Partners Commercial, Inc. 27201 Puerta Real, Suite 250 Mission Viejo, California 92691 Attention: Property Manager

with copy to:

Legacy Partners Commercial, Inc. 4000 East Third Avenue, Suite 600 Foster City, CA 94404 Attention: Executive Vice President, Operations
     A party may, by notice to the other parties, designate a new address to which notices shall thereafter be delivered.
     10. Parties Bound. The provisions of this Agreement shall be binding upon and inure to the benefit of Tenant, Lender and Landlord and their respective successors and/or assigns. Any party may record this Agreement at any time.
     11. Options. With respect to any options for additional space provided to Tenant under the Lease, Lender agrees to recognize the same if Tenant is entitled thereto under the Lease after the date on which Lender succeeds as landlord under the Lease by virtue of foreclosure or deed in lieu of foreclosure or Lender takes possession of the Premises; provided, however, Lender shall not be responsible for any acts of any prior landlord (including Landlord) under the Lease, or the act of any tenant, subtenant or other party which prevents Lender from complying with the provisions hereof and Tenant shall have no right to cancel the Lease or to make any claims against Lender on account thereof.
     12. Captions. Captions and headings of sections are not parts of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions of this Agreement.
     13. Counterparts. This Agreement may be executed in several counterparts each of which when executed and delivered is an original, but all of which together shall constitute one instrument.

     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state where the Property is located.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TENANT:

ENSIGN FACILITY SERVICES, INC., a Nevada corporation

By:	/s/ Christopher R. Christensen
Christopher R. Christensen, President

By:	/s/ Beverly B. Wittekind
Beverly B. Wittekind, Secretary

If Tenant is a corporation, this instrument must be executed by the chairman of the board, the president or any vice president and the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.

LANDLORD:

MISSION RIDGE ASSOCIATES LLC, a Delaware limited liability company, Landlord

By:	Legacy Partners Commercial, L.P., a California limited partnership, as Manager and Agent for owner

	By:	Legacy Partners Commercial, Inc., general partner

		By:	/s/ Debra Smith
Debra Smith
Its: Executive Vice President

LENDER:

NATIONWIDE LIFE INSURANCE COMPANY

By:

Its:

STATE OF	)
)
COUNTY OF	)

On                     , 2009, before me,                     , a Notary Public, personally appeared                      who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.

Signature

STATE OF	)
)
COUNTY OF	)

On                     , 2009, before me,                     , a Notary Public, personally appeared                      who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.

Signature

STATE OF	)
)
COUNTY OF	)

     The foregoing instrument was acknowledged before me this ___ day of ___, 20___, by                      of Nationwide Life Insurance Company, an Ohio corporation, on behalf of the corporation.

Notary Public